ICO, Inc. FY 2010 Annual Incentive Bonus Plan Matrix- Business Unit Presidents
These four pages constitute the FY 2010 Annual Incentive Bonus Plans for the following three individuals: (1) Donald Eric Parsons, President – ICO Polymers North America (“IPNA”); (2) Stephen E. Barkmann, President – Bayshore Industrial (“Bayshore”); (3) Derek R. Bristow – President, ICO Europe and Asia Pacific.

		Pay-out as a percentage of base salary
Measurement	Weighting	0%	50%	100%
Operating Income	20%	See Operating Income Targets attached	See Operating Income Targets attached	See Operating Income Targets attached
Business Unit ROIC	15%	See ROIC Targets attached	See ROIC Targets attached	See ROIC Targets attached
Business Unit Investment turnover	10%	*	*	*
Cash Flow from Operations	10%	See Cash Flow Targets attached	See Cash Flow Targets attached	See Cash Flow Targets attached
ICO, Inc. Consolidated ROE	25%	*	*	*
Subjective/Qualitative Factors	20%	As recommended by CEO, and determined & approved by the Compensation Committee	As recommended by CEO, and determined & approved by the Compensation Committee	As recommended by CEO, and determined & approved by the Compensation Committee

Measurement definitions

Operating Income - Earnings before interest and taxes.  [*]

ROIC - Annual Operating Income dividend by Invested Capital Base.  Invested Capital Base defined as average total assets minus all intercompany loans (including intercompany accounts receivables and payables) investment in affiliates, and goodwill, minus  current liabilities, excluding funded debt (i.e. interest bearing debt).  The average Invested Capital base shall be calculated using the previous thirteen points of month-end data.

Investment turnover – Trailing twelve months revenue dividend by the average Invested Capital Base for the previous thirteen month-end periods.  Note that Investment turnover calculation will include intercompany revenues, receivables and payables.

Cash Flow from Operations – Cash flow from operating activities less capital expenditures excluding: intercompany interest income/expense tax effected and changes in intercompany payables/receivables.  Cash Flow From Operations will be computed by taking a weighted average of each quarter’s cash flow and then calculating the annual cash flow amount as follows:  Cash flow from operations will be equal to the sum of the first quarter cash flow times four, the second quarter cash flow times three, the third quarter cash flow times two and the fourth quarter cash flow times one.  That sum will then be divided by 2.5.

ROE – Net income from continuing operations, excluding merger related costs, divided by Stockholders’ equity.  For purposes of this calculation, Stockholders’ equity shall be averaged using the  previous four (4) quarter-end balances, plus the year-end balance (i.e. the previous year end balance plus the four quarter-end balances, plus the year-end balance (i.e. the previous year-end balance plus the four quarter-end balances of fiscal year 2010).  If ICO, Inc. ceases to be an independent Company during the year, the computation of ROE will include only the period of time that ICO, Inc. was independent.

Computational Note

For each measurement the bonus amount payable is calculated as the result achieved for each measurement (i.e. the 0%, 50% or 100% pay-out) times the weighting and multiplied by the relevant Business Unit President’s base salary. Results for each measurement falling between the targeted amounts adjust the pay-out targets by interpolating the percentage of: (i) the result achieved minus the lower threshold divided by, (ii) the difference between the higher and lower target, multiplied by (iii) the higher pay-out target percentage.

Additional Provisions

For the purpose of this paragraph termination for “Cause” and “Good Reason” have the meanings ascribed to those terms in the ICO, Inc. Change in Control Severance Plan and the Business Unit President’s Participation Agreement in relation thereto.  A Business Unit President will not be entitled to a bonus under this Plan, or otherwise with respect to FY 2010, if, prior to October 1, 2010, (a) he resigns from employment with the Company (except in the case of resignation or termination for Good Reason), or (b) he is terminated from employment for “Cause.” If a Business Unit President is terminated without cause a pro rata bonus will be paid to him  following the conclusion of fiscal year 2010, in no event later than December 15, 2010.

*Indicates redacted.

ICO, Inc.
FY 2010 Annual Incentive Bonus Plan Matrix- Business Unit Presidents
FY 2010 Operating Income Targets

Pay-out as a percentage of base salary
Business Unit	0%	50%	100%
IPNA	*	*	*
Bayshore	*	*	*
Europe/Asia Pacific	*	*	*

*Indicated redacted.

ICO, Inc.
FY 2010 Annual Incentive Bonus Plan Matrix- Business Unit Presidents
FY 2010 Cash Flow From Operations

Pay-out as a percentage of base salary *
Business Unit	0%	50%	100%
IPNA	*	*	*
Bayshore	*	*	*
Europe/Asia Pacific	*	*	*
Total of above	*	*	*

*Indicated redacted.

ICO, Inc.
FY 2010 Annual Incentive Bonus Plan Matrix- Business Unit Presidents
FY 2010 ROIC Targets

Pay-out as a percentage of base salary
Business Unit	0%	50%	100%
IPNA	*	*	*
Bayshore	*	*	*
Europe/Asia Pacific	*	*	*

Approximate ROE achieved at ROIC Targets above	*	*	*

*Indicates redacted.